Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2015 FIRST QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS INCREASES QUARTERLY CASH DIVIDEND BY 38%

Financial Highlights

•                  2015 Q1 revenues of $392.8 million

•                  2015 Q1 net income attributable to Primoris of $1.7 million

•                  A record total backlog of $2.1 billion at March 31, 2015

•                  A 15.9% year-over-year increase over 2014 Q1 backlog and

•                  A 7.5% sequential quarterly increase over 2014 Q4 backlog

Dallas, TX — May 5, 2015— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2015.

The Company also announced that on May 1, 2015 its Board of Directors authorized a 37.5% increase in the quarterly cash dividend to $0.055 per share from $0.04 per share.  The cash dividend will be paid to stockholders of record on June 30, 2015, payable on or about July 15, 2015.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “Our first quarter financial results were impacted by unusually wet weather, especially in Texas and the Gulf Coast region, and by the continued uncertainty in the energy market, which caused some customers to delay projects.  In spite of the first quarter shortfall, I remain encouraged by our increase in backlog, the diversity of the new project awards, and the level of our bidding activity. The drivers for our industrial, utility, power, and pipeline markets all remain positive, and we expect to take advantage of the opportunities to add to our backlog over the next few quarters.”

Mr. Pratt continued, “Our balance sheet remains strong, and I believe that we have the opportunity to take advantage of acquisition prospects that will strategically strengthen Primoris.”

2015 FIRST QUARTER RESULTS OVERVIEW

Revenues in the first quarter 2015 decreased by $77.3 million to $392.8 million from $470.1 million for the same period in 2014.  The primary reason for the decrease was the impact of more severe winter weather.  Gross profit for the first quarter 2015 decreased by $11.8 million to $38.0 million from $49.8 million for the same period in 2014, primarily due to the decrease in revenues.

From an end-market perspective, our end-market revenues for underground capital projects decreased by $25.5 million and the industrial end-market revenues decreased by $89.0 million, as compared to the first quarter of 2014. Revenues increased in our heavy civil end-market by $17.0 million, in our underground utility end-market by $10.0 million,  in the engineering end-market by $8.8 million and by $1.4 million in our other end-markets, as compared to the first quarter of 2014.

SEGMENT RESULTS

In the third quarter of 2014, the Company reorganized its business segments to match the change in the Company’s internal organization and management structure.  The new operating segments include: the West Construction Services Segment (which is unchanged from the previous West Construction Services segment), the East Construction Services Segment (which is realigned from the previous East Construction Services segment), and the Energy Segment (which includes the previous Engineering segment).  All prior period amounts related to segment operations have been reclassified throughout this press release to reflect the new operating segments.

•              West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3 Contracting, and Vadnais, acquired in June 2014.  Many of the entities perform work primarily in California; however, Rockford operates throughout the United States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              East Construction Services (“East segment”) — The East segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance (“I&M”) division, BW Primoris, and Cardinal Contractors, located primarily in the southeastern United States and in the Gulf Coast region of the United States, and performs heavy civil construction and infrastructure and maintenance operations.

•              Energy (“Energy segment”) — The Energy segment businesses are located primarily in the southeastern United States, the Gulf Coast region and the upper Midwest region of the United States. The segment includes the PES pipeline and gas facility construction and maintenance operations, the JCG Industrial division, the Surber and Ram-Fab divisions, and the newly acquired operations of Aevenia (“Primoris AV”). Additionally, the segment includes the OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of liquefied natural gas (“LNG”) facilities and high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended March 31,
	2015 Unaudited		2014 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$186,385	47.5%	$234,027	49.8%
East	123,700	31.5%	106,970	22.8%
Energy	82,695	21.0%	129,077	27.4%
Total	$392,780	100.0%	$470,074	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended March 31,
	2015 Unaudited		2014 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$21,464	11.5%	$31,674	13.5%
East	9,108	7.4%	6,758	6.3%
Energy	7,433	9.0%	11,325	8.8%
Total	$38,005	9.7%	$49,757	10.6%

West Segment:  Revenues for the West segment decreased by $47.6 million in the first quarter 2015, compared to the same period in 2014.  The primary reason for the decline in revenues was ARB Industrial division’s completion of a large solar power project in the 2014, offset slightly by revenue growth at Rockford from a large pipeline project in the Houston, Texas area.  Gross profit for the West segment decreased by $10.2 million in the first quarter 2015, compared to the same period in 2014.  The decrease in gross profit was primarily the result of work shutdowns due to poor weather, as well as the completion of a higher margin pipeline and natural gas power projects in the prior year quarter.

East Segment:  Revenues in the East segment increased by $16.7 million in the first quarter 2015, compared to the same period in 2014.  The primary reason for the increase in revenues was increased revenues at the JCG I&M division from a large petrochemical project in Louisiana as well as increased Florida work, slightly offset by declines in JCG Heavy Civil division revenues.  The gross profit for the East segment increased by $2.3 million in the first quarter 2015, compared to the same period in 2014, reflecting the higher margin petrochemical work at the JCG I&M division.

Energy Segment:  Revenues in the Energy segment decreased by $46.4 million in the first quarter of 2015, compared to the same period in 2014.  The primary reason for the decline was the impact of completion of projects that were active in the first quarter 2014 but were completed prior to the start of the first quarter 2015.  Weather delays and the uncertainties associated with the significant decrease in crude oil prices also impacted work at the pipeline and Saxon divisions.  Partially offsetting the decline was increased revenues at OnQuest, primarily from work on liquefied natural gas (“LNG”) plants and from fees earned on a suspended project.  The gross profit for the Energy segment decreased by $3.9 million in the first quarter 2015, compared to the same period in 2014, primarily as a result of the decreased revenues.

Selling, general and administrative expenses (“SG&A”) were $33.8 million, or 8.6% of revenues for the first quarter 2015, compared to $29.7 million, or 6.3% of revenues for the first quarter 2014.  The increase in SG&A for the quarter is largely due to $1.1 million in costs associated with the Company’s expanded review of internal controls, as well as a $0.3 million increase from the acquisition of Vadnais in 2014.  The remainder of the increase is primarily from increased compensation and compensation-related expenses.

Operating income for the first quarter 2015 was $4.2 million, or 1.1% of total revenues, compared to $20.0 million, or 4.3% of total revenues, for the same period last year.

Net non-operating items in the first quarter 2015 resulted in expenses of $1.5 million, compared to $1.7 million in net expenses in the first quarter 2014.

The provision for income taxes for the first quarter 2015 was $1.1 million, for an effective tax rate on income attributable to Primoris of 38.7%, compared to $7.1 million, for an effective tax rate on income attributable to Primoris of 39.6%, in the first quarter 2014.

Net income attributable to Primoris for the first quarter 2015 was $1.7 million, or $0.03 per diluted share, compared to net income attributable to Primoris of $10.8 million, or $0.21 per diluted share, in the same period in 2014.

Fully diluted weighted average shares outstanding for the first quarter increased slightly to 51.73 million from 51.71 million in the first quarter 2014.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at March 31, 2015 included cash, cash equivalents, and short-term investments of $136.5 million, working capital of $244.2 million, total debt and capital leases of $245.8 million and stockholders’ equity of $455.6 million.  Primoris’ tangible net worth at March 31, 2015 was $288.9 million.  The balance sheet included a $2.0 million liability representing the estimated fair value of earnout payments for the financial performance of the Vadnais, Surber, and Ram-Fab acquisitions.

Based on the current projects in backlog and anticipated levels of customer maintenance and MSA spending, the Company expects that 2015 revenues would approximate 2014 revenues of $2.1 billion and that 2015 earnings per share would approximate 2014 earnings per share of $1.22.

BACKLOG

	Backlog at March 31, 2015 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog

West	$447	$401	$848
East	954	9	963
Energy	287	45	332
Total	$1,688	455	2,143

At March 31, 2015, Fixed Backlog was $1.69 billion, compared to $1.55 billion at December 31, 2014.  During the first quarter 2015, approximately $92.3 million of revenue was recognized from non-Fixed Backlog projects.

At March 31, 2015, MSA Backlog was $455.5 million, compared to $444.9 million at December 31, 2014.  MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at March 31, 2015 was $2.14 billion, compared to $1.99 billion at December 31, 2014.  We expect that during the next four quarters, we will recognize as revenue approximately 73% of the West segment Total Backlog, approximately 53% of the East segment Total Backlog, and approximately 98% of the Energy segment Total Backlog.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenue, as a portion of Primoris’ revenue is derived from projects that are not part of backlog, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  All projects that are considered a part of Total Backlog may still be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, May 5, 2015 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay will be available for approximately two weeks and may be accessed by dialing (877) 660-6853, passcode 13608840. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest publicly traded specialty construction and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers. Growing both organically and through acquisitions, the Company’s national footprint now extends nearly nationwide and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2014, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenue	$392,780	$470,074
Cost of revenue	354,775	420,317
Gross profit	38,005	49,757
Selling, general and administrative expenses	33,760	29,712
Operating income	4,245	20,045

Other income (expense):
Income from non-consolidated entities	—	14
Foreign exchange gain (loss)	436	26
Other expense	(44)	(114)
Interest income	12	52
Interest expense	(1,922)	(1,668)
Income before provision for income taxes	2,727	18,355

Provision for income taxes	(1,055)	(7,090)
Net income	1,672	11,265

Net income attributable to noncontrolling interests	—	(432)

Net income attributable to Primoris	1,672	10,833

Earnings per share:
Basic:	$0.03	$0.21
Diluted:	$0.03	$0.21

Weighted average common shares outstanding:
Basic	51,572	51,610
Diluted	51,726	51,714

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$106,018	$139,465
Short-term investments	30,494	30,992
Customer retention deposits and restricted cash	823	481
Accounts receivable, net	299,028	337,382
Costs and estimated earnings in excess of billings	85,120	68,654
Inventory and uninstalled contract materials	60,677	58,116
Deferred tax assets	13,555	13,555
Prepaid expenses and other current assets	37,083	31,720
Total current assets	632,798	680,365
Property and equipment, net	282,046	271,431
Intangible assets, net	37,930	39,581
Goodwill	128,727	119,410
Other long-term assets	400	400
Total assets	$1,081,901	$1,111,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$121,049	$128,793
Billings in excess of costs and estimated earnings	145,982	158,595
Accrued expenses and other current liabilities	75,887	83,401
Dividends payable	2,063	2,062
Current portion of capital leases	1,509	1,650
Current portion of long-term debt	41,226	38,909
Current portion of contingent earnout liabilities	919	5,901
Total current liabilities	388,635	419,311
Long-term capital leases, net of current portion	431	657
Long-term debt, net of current portion	202,617	204,029
Deferred tax liabilities	19,484	19,484
Long-term contingent earnout liabilities, net of current portion	1,048	1,021
Other long-term liabilities	14,119	12,899
Total liabilities	626,334	657,401
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	162,359	160,186
Retained earnings	293,236	293,628
Noncontrolling interests	(33)	(33)
Total stockholders’ equity	455,567	453,786
Total liabilities and stockholders’ equity	$1,081,901	$1,111,187

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$1,672	$11,265
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	13,854	11,709
Amortization of intangible assets	1,651	1,843
Loss (gain) on sale of property and equipment	510	(355)
Income from non-consolidated entities	—	(14)
Stock—based compensation expense	262	137
Changes in assets and liabilities:
Customer retention deposits and restricted cash	(342)	5,249
Accounts receivable	41,236	15,831
Costs and estimated earnings in excess of billings	(16,164)	(17,921)
Other current assets	(7,065)	(7,938)
Accounts payable	(8,487)	(8,213)
Billings in excess of costs and estimated earnings	(13,453)	(26,064)
Contingent earnout liabilities	(4,955)	(4,886)
Accrued expenses and other current liabilities	(6,421)	1,534
Other long-term liabilities	(280)	(3,855)
Net cash provided by (used in) operating activities	2,018	(21,678)
Cash flows from investing activities:
Purchase of property and equipment	(16,581)	(15,067)
Proceeds from sale of property and equipment	2,823	1,391
Purchase of short-term investments	—	(586)
Sale of short-term investments	498	1,946
Cash received for the sale of Alvah minority interest	—	1,189
Cash paid for acquisitions	(22,302)	—
Net cash used in investing activities	(35,562)	(11,127)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	11,000	—
Repayment of capital leases	(367)	(1,079)
Repayment of long-term debt	(10,095)	(11,314)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,621	1,671
Dividends paid	(2,062)	(1,805)
Cash distribution to non-controlling interest holder	—	(1,125)
Net cash provided by (used in) financing activities	97	(13,652)
Net change in cash and cash equivalents	(33,447)	(46,457)
Cash and cash equivalents at beginning of the period	139,465	196,077
Cash and cash equivalents at end of the period	$106,018	$149,620